Exhibit 10.1

Execution Version

January 27, 2023

Dear Geoff Tanner:

We are pleased to extend this offer of employment to you as President, Chief Operating Officer and Chief Executive Officer Elect of The Simply Good Foods Company, a Delaware corporation (“Parent”). In your role, you will be formally employed by Simply Good Foods USA, Inc., a wholly owned subsidiary of The Simply Good Foods Company (“SGF,” and together with Parent, the “Company”) and will serve in the same capacity for SGF and SGF’s designated subsidiaries as you do for Parent. Your employment will be subject to the terms and conditions set forth in this letter (the “Offer Letter”). This Offer Letter will be binding upon execution by you and an authorized member of the Board of Directors of Parent (the “Board”).

1.	Positions and Responsibilities. Your initial role will be as President, Chief Operating Officer and CEO Elect (“COO”), reporting directly to the Board. It is the expectation that you will be appointed as President and Chief Executive Officer (“CEO”) on or about July 7, 2023 following a onboarding and transition period with the Company’s current CEO. You will be appointed as a member of the Board effective as of the Start Date (as defined below). Thereafter, and until such time as you leave the position of CEO, the Company will use its reasonable best efforts to cause you to be nominated for re-election to the Board at each Annual Meeting of Stockholders of Parent. During your service as COO, you will have general supervision over the operating aspects of the business of the Company and its subsidiaries and during your service as CEO, you will have general supervision over all aspects of the business of the Company and its subsidiaries. In each case you will perform all duties, and have the authority, incident to the office of COO, and on and after your appointment as CEO, of CEO, and such other duties consistent with your position as may from time to time be assigned to you by the Board or otherwise required of such position, including but not limited to responsibilities set forth in the Company’s bylaws, as may be amended from time to time.

Except with the prior written consent of the Board, you will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with your duties and responsibilities, except for (a) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as you may wish to serve, and (b) reasonable time devoted to activities in the non-profit and business communities consistent with your duties. You may, with the prior written consent of the Board (which shall not be unreasonably withheld or delayed), serve as a member of one public or private company board of directors, in addition to your service on the Board, and such consent is deemed to have been given in respect of the company listed on Exhibit A to this Offer Letter.

2.	Start Date and Location. As we have discussed, it is anticipated your employment will commence on or about April 3, 2023 (the “Start Date”). In the event you do not commence employment on the Start Date (or another date agreed upon by you and the Board) for any reason, this Offer Letter will be void ab initio and of no force or effect and neither you nor the Company will have any rights or obligations hereunder. You have agreed to establish a primary residence in or near Denver, CO by September 1, 2023.

3.	Base Salary. Your annual base salary will be $750,000 (less required withholdings and elected deductions) and will be paid in accordance with the Company’s payroll practices. Your base salary will be reviewed at least annually by the Board.

4.	Annual Bonus. You will be eligible to earn an annual incentive award (the “Annual Incentive Award”) under the terms and conditions of the Company’s 2017 Omnibus Incentive Plan (together with any successor equity incentive plan, the “Omnibus Incentive Plan”). Your target Annual Incentive Award will be equal to 100% of your annual base salary, and your maximum Annual Incentive Award will be equal to 200% of your annual base salary. The amount payable to you under the Annual Incentive Award will be determined by the Board (or a committee thereof) in its discretion under the terms of the Omnibus Incentive Plan. Your Annual Incentive Award opportunity for FY2023 will be prorated according to the number of days you are employed during the year (i.e., for FY2023, assuming the Start Date is April 3, 2023, then your target Annual Incentive Award for FY2023 will equal approximately 41.6% (152 days’ worth) of your base salary, and your maximum Annual Incentive Award will equal approximately 83.2% of your base salary). You must be actively employed by the Company at the time of payment to be eligible to receive payment in respect of an Annual Incentive Award.

5.	Make-Whole Bonus and Relocation Stipend. On or about your Start Date, you will receive a one-time cash bonus of $700,000 (gross) to compensate you for (i) bonus compensation that you have forfeited in connection with accepting this offer of employment, and (ii) all travel, relocation and other miscellaneous expenses related to your relocation to Denver, CO on or before September 1, 2023.

6.	Equity Awards. As a member of the Company’s leadership team, you will be eligible to participate in the Company’s equity-based long-term incentive compensation program (the “LTIP”) under the terms of the Omnibus Incentive Plan, subject to your continued employment and the LTIP design determined and approved by the Board (or committee thereof). You will also be subject to the Company’s clawback policy and stock ownership guidelines, each as in effect from time to time.

a.	Annual LTIP Grant. Beginning with FY2024, each fiscal year during your employment, you will be eligible to receive an LTIP award under the terms of the Omnibus Incentive Plan comprising a number of shares of the Company’s common stock having the targeted aggregate dollar value equal to 250% of your base salary at the time of grant. For FY2024 and each year thereafter, the form and terms of LTIP awards will be determined by the Board (or committee thereof) and it is anticipated that your grant will generally be consistent with LTIP awards made in such fiscal years to other senior executives of the Company. All annual LTIP awards are subject to the terms of Omnibus Incentive Plan, and execution of an applicable award agreement that contains terms no less favorable than those in this Offer Letter in respect of an annual LTIP grant. Any LTIP awards will be determined and granted in the Board’s (or a committee thereof) sole discretion and the terms of this paragraph do not constitute a guarantee of a future year award.

b.	Make-Whole and Interim Equity Awards. On or as soon as practicably possible following your Start Date, you will receive a one-time make-whole and FY2023 interim equity award under the terms of the Omnibus Incentive Plan consisting of, in total, (i) restricted stock units of the Company in respect of 20,000 shares of Company common stock (the “Initial RSUs”), and (ii) options to purchase common stock of the Company in respect of 150,000 shares (the “Initial Options”). The Initial RSUs will vest over a three-year period, with one-third vesting each year on the anniversary date of the Start Date, subject to your continued employment. The Initial Options will cliff vest on the third anniversary of the Start Date, subject to your continued employment. Each of the Initial RSUs and Initial Options will be subject to the execution of an applicable award agreement that contains terms no less favorable than those in this Offer Letter in respect of the Initial RSUs and Initial Options. If your employment terminates by reason of death or Disability (as defined in the Severance Plan) or if the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), the unvested portion of the Initial RSUs and Initial Options will immediately vest.

7.	Termination of Employment. This Offer Letter does not constitute a guarantee that your employment will continue for any period of time. Your employment with the Company will be “at will” and is therefore terminable by either the Company or you at any time, without cause, notice or liability except as set forth in paragraphs 6, 7, and 8 of this Offer Letter.

Upon any termination of your employment with the Company, you will immediately and without the need for any additional action be deemed to have resigned from the Board, all officer positions with Parent, SGF, and each of their respective subsidiaries and as a member of the governing boards of each relevant entity (unless, in each case, as otherwise expressly agreed between you and the Company). You will take such further actions deemed necessary or desirable in the judgement of the Board to effectuate such resignation.

8.	Severance and Retirement Programs. You will be eligible to participate in the retirement benefit and severance programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies, including, without limitation, (i) the Company’s Policy Regarding Treatment of Awards in the Event of an Awardee’s Retirement, dated as of August 28, 2020, as amended from time to time, and (ii) The Simply Good Foods Company Amended and Restated Executive Severance Compensation Plan, dated as of January 20, 2022 (the “Severance Plan”). For the purposes of the Severance Plan, you will be considered a Tier I Participant; provided, however, that notwithstanding anything to the contrary in the Severance Plan:

a.	For purposes of Section 5.1(a) of the Severance Plan,) your “Cash Severance” multiplier will be two (2) times, rather than one and one-half (1.5) times as applied to Base Salary, Target Annual Bonus Amount, and the amount equal to the annual cost of COBRA coverage, and the total “Cash Severance” amount will be paid in twenty-four (24) equal monthly installments, rather than eighteen (18) equal monthly installments.

b.	For purposes of this Offer Letter, (substituting “you” for “Participant”) and your participation in the Severance Plan, “Cause” shall have the meaning ascribed to such term in the Severance Plan, except that (x) references to the “Plan Administrator” within the definition will be replaced in each case with a reference to the “Board”; and (y) references to the Chief Executive Officer within the definition will be deleted.

c.	For purposes of this Offer Letter (substituting “you” for “Participant”) and your participation in the Severance Plan, “Good Reason” shall have the meaning ascribed to such term in the Severance Plan, except that (v) any notice by the Participant in respect of exercising the Participant’s rights under the definition is to be provided to the Board; (w) prong (ii) of the definition shall be replaced in its entirety as follows: “(ii) a material diminution in the Participant’s authority, duties or responsibilities, including the Participant not being the President and Chief Executive Officer of the Company (or top-level parent of an acquiror or successor) at any time after July 30, 2023”; (x) the words “or the Offer Letter” shall be inserted at the end of prong (v) of the definition; (y) a new prong (vi) is added as follows: “(vi) the Participant no longer reporting to the Board”; and (z) a new prong (vii) is added as follows: “(vii) the Company’s failure to take commercially reasonable best efforts to cause you to be nominated for re-election to the Board at each Annual Meeting of Stockholders of Parent (unless such nomination is prohibited by legal or regulatory requirements).

9.	Confidentiality and Invention Assignment Agreement. Contemporaneously with your Start Date, you will enter into the Company’s Confidentiality and Invention Assignment Agreement attached hereto as Exhibit B (the “Confidentiality Agreement”), which will become effective on the Start Date.

10.	Other Employee Benefits. You will be eligible to participate in the employee benefit programs made available to other senior executives of the Company from time to time, subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may modify or terminate any employee benefit plan at any time. Without limiting the generality of the foregoing (i) our group health insurance benefit plan provides for participation by new employees on the first calendar day of the month following date of hire; and (ii) on the first calendar day of the month following completion of 30 days of employment, you will be eligible to participate in the Company’s 401(k) Retirement Plan.

11.	Paid Time Off. You will receive four (4) weeks of vacation annually (in addition to other company-recognized time off, including holidays and approved leaves), which would be pro-rated for 2023 based on your Start Date and subject to the Company’s policies and procedures as in effect from time to time.

12.	Business Expenses. You shall be reimbursed for reasonable and appropriate business expenses incurred and appropriately documented in connection with the performance of your duties and responsibilities in accordance with the Company’s expense reimbursement policies and procedures for its senior executives. In connection with required business travel, you shall be permitted to travel either business class or first class.

13.	No Conflicts. You have advised us that you are not party to any agreement that would interfere with your ability to perform the duties of your position with the Company as described in this Offer Letter. It is a condition of your employment with the Company that you refrain from using or disclosing any proprietary information or trade secrets of any previous employer in the course of your employment with the Company.

14.	Withholding; Clawback. Notwithstanding anything else in this Offer Letter, all forms of compensation paid to you as an employee of the Company will be less all applicable tax withholdings. Compensation paid to you by the Company will be subject to the Company’s Clawback and Forfeiture Policy, as amended from time to time.

15.	Section 409A. This Offer Letter and the Company’s obligations hereunder are intended to comply with or otherwise be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (collectively, “Section 409A”), to the extent applicable, and will be so construed. Notwithstanding anything in this Offer Letter to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Offer Letter upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of your employment under this Offer Letter may only be made upon a “separation from service” under Section 409A. Each payment made under this Offer Letter, including each installment of severance that may become payable pursuant to paragraphs 6 and 8 of this Offer Letter, will be treated as a separate payment and the right to a series of installment payments under this Offer Letter is to be treated as a right to a series of separate payments. In no event will you, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. If you are considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Offer Letter is required to be delayed for a period of six months after separation from service pursuant to Section 409A, payment of such amounts will be delayed as required by Section 409A, and the accumulated postponed amounts will be paid in a lump-sum payment within five days after the end of the six-month period. If you die during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A will be paid to the personal representative of your estate within 60 days after the date of your death.

16.	Arbitration. To the fullest extent permitted by applicable law, the Company will have the right to obtain from a court an injunction or other equitable relief arising out of your breach of the provisions of the Confidentiality Agreement. However, any other controversy or claim arising out of or relating to this Offer Letter, any alleged breach of this Offer Letter, or your employment by the Company or the termination of such employment, including any claims for any alleged discrimination, harassment, or retaliation in violation of any federal, state or local law, (all such claims a “Dispute”) will first be mediated between the disputing parties before any proceeding will be commenced. The parties to the Dispute will use commercially reasonable efforts to resolve such Dispute through negotiation between individuals with the authority to settle the Dispute on behalf of the parties. Through such authorized representatives, the parties will attempt to reach a resolution satisfactory to both parties, recognizing that their mutual interests may not be aligned (and that each such party will be entitled to reasonably seek to promote such party’s own interests in such resolution). If the parties to a Dispute do not resolve such Dispute within thirty (30) days of the first negotiation between their authorized representatives, then upon written notice by either party to the other, the Dispute will be submitted to non-binding mediation to be administered in Denver, Colorado, by the JAMS or its successor (or another mediator upon the mutual agreement of you and the Company). The mediator will be selected by the parties. Such mediation session will take place within sixty (60) days of the date of receipt of the written request for mediation. In the event the parties are unable to resolve the Dispute through mediation, the Dispute will be settled by binding arbitration in the City and County of Denver, Colorado in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the state or federal court having jurisdiction over such award. Except as may be specifically provided herein, the prevailing party in any such action or proceeding will be entitled to reasonable attorneys’ fees and costs. In any arbitration, any and all claims will be arbitrated only on an individual basis, and not on a class, collective, or multiple-party basis. You and the Company expressly waive any right to arbitrate as a class representative, as a class member, or in a collective action, and there will be no joinder or consolidation of parties.

17.	Indemnification; D&O Coverage. The Company will maintain commercially reasonable and appropriate directors’ and officers’ liability insurance under which you will be covered on a basis that is no less favorable than the coverage provided to any director or officer of the Company. Contemporaneously with your Start Date, you will enter into the Company’s Indemnity Agreement attached hereto as Exhibit C (the “Indemnity Agreement”), which will become effective on the Start Date.

18.	Legal Fees. Upon presentation of appropriate documentation, the Company shall pay the reasonable counsel fees you incur in connection with the negotiation and documentation of this Offer Letter and ancillary agreements, up to a maximum of $25,000, with any additional amounts subject to approval of the Board or the Compensation Committee of the Board.

19.	No Gross-Ups. It is the Company’s policy that no compensation, including any severance payments or acceleration of equity awards as a result of a change of control or otherwise, will be grossed-up for any applicable taxes.

20.	Prior Agreements. This Offer Letter supersedes all prior or contemporaneous agreements, understandings, negotiations, or representations, whether oral or written, express or implied, on this subject, including the potential offer letter presented to you on January 16, 2023. This Offer Letter may not be modified or amended except by a specific, written arrangement signed by you and the Chair of the Board or an authorized officer of the Company. The terms of this Offer Letter will be governed by Colorado law.

21.	Counterparts. This Offer Letter may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

If you wish to accept this offer, please sign below and return this Offer Letter to me. This offer is open for you to accept until 1:00PM ET on January 30, 2023, at which time it will be deemed to be withdrawn.

THE SIMPLY GOOD FOODS COMPANY

By:	/s/ James M. Kilts
Name:	James M. Kilts
Title:	Chairperson of the Board of Directors

Acceptance of Offer:

I have read, understood and accept all the terms of this Offer Letter. I have not relied on any agreements or representations, express or implied, with respect to such employment which are not set forth expressly in this Offer Letter or in the documents referred herein, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with The Simply Good Foods Company or its affiliates with respect to my employment by SGF.

Accepted:	/s/ Geoff Tanner
Geoff Tanner

Date:	1/27/2023

Execution Version

Exhibit A

Johnsonville Meats Company

Exhibit B

Confidentiality Agreement

2

Exhibit C

Indemnity Agreement

3